Exhibit 10.1

EXECUTION VERSION

STOCKHOLDERS AGREEMENT

by and among

SAFG RETIREMENT SERVICES, INC.,

AMERICAN INTERNATIONAL GROUP, INC.

AND

ARGON HOLDCO LLC

Dated as of November 2, 2021

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6.8	Logo	35

ARTICLE VII GENERAL PROVISIONS		35

7.1	Notices	35
7.2	Amendment; Waiver	37
7.3	Assignment	37
7.4	Third Parties	37
7.5	Governing Law	37
7.6	Arbitration; Jurisdiction; Waiver of Jury Trial	38
7.7	Specific Performance	39
7.8	Entire Agreement	39
7.9	Severability	39
7.10	Table of Contents, Headings and Captions	39
7.11	Grant of Consent	39
7.12	Counterparts	39
7.13	No Recourse	40
7.14	Certain Adjustments	40

-ii-

STOCKHOLDERS AGREEMENT

This STOCKHOLDERS AGREEMENT (this “Agreement”), dated as of November 2, 2021, is by and among SAFG Retirement Services, Inc., a Delaware corporation (the “Company”), American International Group, Inc., a Delaware corporation (“AIG”), and Argon Holdco LLC, a Delaware limited liability company (the “Stockholder”).

WHEREAS, AIG and the Stockholder entered into that certain Stock Purchase Agreement, dated as of July 14, 2021 (the “SPA”), pursuant to which AIG agreed to sell to the Stockholder, and the Stockholder agreed to purchase from AIG, 9,900 shares of the Company’s Class B common stock, par value $1.00 per share (the “Purchased Shares”), representing 9.9% of all of the issued and outstanding shares of common stock of the Company as of such date (such transaction, the “Share Purchase”), on the terms and subject to the conditions set forth in the SPA; and

WHEREAS, the SPA contemplates that, in connection with the consummation of the Share Purchase, the parties hereto would enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
INTRODUCTORY MATTERS

1.1            Defined Terms.  In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“AAA” has the meaning set forth in Section 7.6(a).

“Acquirer” has the meaning set forth in Section 6.1(c).

“Adjusted Book Value” means shareholder’s equity, excluding Accumulated Other Comprehensive Income and adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets, calculated using the same methodologies, adjustments, procedures and assumptions as the Calculation Methodologies.

“Adjusted Separation Balance Sheet” means the balance sheet set forth on Section 3.6(d)(iii) of the Seller Disclosure Schedule.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly through the ownership of voting securities, by contract, or otherwise, and the terms “controlling” and “controlled” have the meanings correlative to the foregoing. For the avoidance of doubt, neither the Company nor any Company Subsidiary shall be deemed to be an “Affiliate” of the Stockholder. For purposes of this Agreement (other than Sections 3.2, 3.3 and 7.13), neither Blackstone nor any investment funds or investment vehicles affiliated with, or managed or advised by, Blackstone or its affiliates or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Blackstone or of any such investment fund or investment vehicle shall be deemed to be an “Affiliate” of the Stockholder.

“Affiliate Contract” means any material Contract between any of the Company or any Company Subsidiary, on the one hand, and AIG or any Subsidiary of AIG (other than the Company or any Company Subsidiary), on the other hand.

“Affordable Housing Transaction” means the transactions contemplated by that certain Purchase Agreement, dated as of July 14, 2021, by and between AIG and Aztec Holdco LLC.

“AGL” means American General Life Insurance Company.

“AIG” has the meaning set forth in the Preamble.

“AIG Common Stock” means the common stock, par value $2.50 per share, of AIG and, to the extent issued pursuant to Section 6.1(b), any non-voting common stock or non-voting preferred stock of AIG.

“Applicable Law” means any law, statute, ordinance, written rule or regulation, order, injunction, judgment, decree, constitution or treaty enacted, promulgated, issued, enforced or entered by any Governmental Entity applicable to any Person or such Person’s businesses, properties, assets or rights, as may be amended from time to time.

“Beneficially Own,” “Beneficially Owned” or “Beneficial Ownership” has the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act.

“Blackout Period” means (i) until a Fall-Away Event, the Company’s regularly quarterly restricted trading period during which directors and executive officers of the Company are not permitted to trade under the insider trading policy of the Company then in effect or (ii) a reasonable period not in excess of the applicable limits specified below in the event that the Company determines in good faith that any registration or sale pursuant to any registration statement would reasonably be expected to interfere with any bona fide financing of, or material transaction under consideration by, the Company, require disclosure of material information that has not been disclosed to the public, the premature disclosure of which would materially adversely affect the Company, or otherwise materially adversely affect the Company. Notwithstanding anything otherwise to the contrary, with respect to any Blackout Periods described in clause (ii) above, (A) until a Fall-Away Event, the length of any such Blackout Period shall not exceed thirty (30) days and, in any (12) month period, (x) the number of such Blackout Periods shall not exceed three (3) and (y) the length of all such Blackout Periods shall not exceed ninety (90) days in the aggregate, and (B) following a Fall-Away Event, the length of any such Blackout Period shall not exceed sixty (60) days and, in any (12) month period, (x) the number of such Blackout Periods shall not exceed three (3) and (y) the length of all such Blackout Periods shall not exceed one-hundred-and-twenty (120) days in the aggregate.

“Blackstone” means Blackstone Inc.

“Blackstone Related Persons” has the meaning set forth in Section 3.2.

“Board” means the board of directors of the Company.

“Board Materials” has the meaning set forth in Section 2.3.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York are required or authorized by Applicable Law to be closed.

“Bylaws” means the Bylaws of the Company immediately following the Closing, as amended, supplemented, restated or otherwise modified from time to time thereafter in accordance with the terms thereof and hereof.

“Calculation Methodologies” are those line-item adjustments, methodologies, procedures and assumptions set forth on Section 1.1(d) of the Seller Disclosure Schedule.

“Change of Control” means, with respect to any specified Person, the acquisition, directly or indirectly, by any other Person or group (within the meaning of Section 13(d) of the Exchange Act) of other Persons of more than 50% of the outstanding equity of such specified Person or all or substantially all of the consolidated assets of such specified Person and its Subsidiaries, taken as a whole, in each case, whether through a merger, consolidation, dissolution, liquidation, recapitalization, share exchange, business combination or similar transaction involving such specified Person, other than any such acquisition by any other Person or group of other Persons where more than 50% of the outstanding equity of the ultimate parent entity of such other Person or group is, immediately after such acquisition, Beneficially Owned by the equityholders of such specified Person immediately prior to such acquisition.

“Charter” means the Certificate of Incorporation of the Company immediately following the Closing, as amended, supplemented, restated or otherwise modified from time to time thereafter in accordance with the terms thereof and hereof.

“Closing” means the closing of the Share Purchase pursuant to the SPA.

“Code” means the Internal Revenue Code of 1986.

“Commitment Letter” means that certain Commitment Letter, dated November 2, 2021 (as may be amended or modified from time to time), among the Company, the Investment Manager and AIG.

“Company” has the meaning set forth in the Preamble.

“Company Business” means the life and retirement insurance business, with such adjustments as reflected in the Separation Balance Sheet, as conducted by AIG and its Subsidiaries as of immediately prior to the date of the SPA.

“Company Common Stock” means the Class A common stock, par value $1.00 per share, of the Company and the Class B common stock, par value $1.00 per share, of the Company.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, license or other enforceable arrangement or agreement.

“Demand Registrations” has the meaning set forth in Section 4.1(a).

“Director” means any member of the Board.

“Drag-Along Acquirer” has the meaning set forth in Section 5.2(a).

“Drag-Along Notice” has the meaning set forth in Section 5.2(a).

“Drag-Along Sale” has the meaning set forth in Section 5.2(a).

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Consideration” equals (i) the Exchange Value divided by (ii) the VWAP as of the date of the exchange.

“Exchange Right” has the meaning set forth in Section 6.1(b).

“Exchange Shares” has the meaning set forth in Section 6.1(b).

“Exchange Value” equals (i) a number equal to a fraction, expressed as a percentage, the numerator of which is the aggregate number of Exchange Shares being exchanged at such time and the denominator of which is the aggregate number of shares of Company Common Stock issued and outstanding as of the date on which any notice of exchange has been made multiplied by (ii) 1.1x Adjusted Book Value of the Company as of the month-end prior to the date on which any such exchange notice has been made, calculated in a manner consistent with the Adjusted Separation Balance Sheet.

“Fall-Away Event” means the first date on or after the date hereof on which the Stockholder ceases to hold 50% or more of the Company Common Stock held by the Stockholder as of the Closing (excluding shares of Company Common Stock repurchased by the Company from the Stockholder for the purposes of ensuring that the Stockholder holds less than 9.9% of the outstanding Company Common Stock).

“Governmental Entity” means any domestic or foreign court, tribunal, commission or governmental authority, instrumentality (including any legislature, commission, regulatory or administrative agency, governmental branch, bureau or department) or agency or any self-regulatory body.

“Identified Persons” has the meaning set forth in Section 3.3(a).

“Indemnified Party” has the meaning set forth in Section 4.6(c).

“Indemnifying Party” has the meaning set forth in Section 4.6(c).

“Independent Director” means a Director who qualifies as an independent director within the meaning of Section 303A of the New York Stock Exchange Listed Company Manual (or, if the Company Common Stock has a primary listing on a stock exchange that is not the New York Stock Exchange, the rules and listing standards of such stock exchange).

“Information” has the meaning set forth in Section 3.1.

“Insurance Company” means any Subsidiary of the Company that is required to be licensed as an insurer or reinsurer.

“Investment Manager” means Blackstone ISG-I Advisors L.L.C., a Delaware limited liability company.

“IPO” means the consummation of an initial public offering of shares of Company Common Stock in connection with which such shares of Company Common Stock become listed on the New York Stock Exchange or the Nasdaq Stock Market, whether pursuant to an initial underwritten public offering of Company Common Stock that is registered under the Securities Act or a distribution of Company Common Stock by AIG to existing equityholders that would result in securities of the Company being registered under the Exchange Act.

“Long-Form Registrations” has the meaning set forth in Section 4.1(a).

“Master SMA Agreements” means those certain Master SMA Agreements set forth on Exhibit A of the Commitment Letter (as such agreements may be amended or modified from time to time) between, on the one hand, AGL, and certain current or future life insurance company Subsidiaries and/or Affiliates (each, as defined in the Commitment Letter) of AGL that are or may become (including, without limitation, pursuant to Section 6(d) of the Commitment Letter) party to such Master SMA Agreements, and, on the other hand, the Investment Manager.

“New Securities” has the meaning set forth in Section 6.4(a).

“NewCo” has the meaning set forth in Section 6.2.

“Non-Employee Directors” has the meaning set forth in Section 3.3(a).

“Observer” has the meaning set forth in Section 2.1(f).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization, Governmental Entity or other entity.

“Piggyback Registration” has the meaning set forth in Section 4.2(a).

“Preemptive Rights Election Period” has the meaning set forth in Section 6.4(c).

“Preemptive Rights Exercise Notice” has the meaning set forth in Section 6.4(c).

“Preemptive Rights Notice” has the meaning set forth in Section 6.4(b).

“Preemptive Rights Portion” has the meaning set forth in Section 6.4(a).

“Prospective Subscriber” has the meaning set forth in Section 6.4(a).

“Purchased Shares” has the meaning set forth in the Recitals.

“Registrable Securities” means (a) the Company Common Stock held by the Stockholder and (b) any other securities issued in respect of the securities described in clause (a) of this definition, including by way of a dividend, distribution or equity split or in connection with an exchange or a combination of shares, recapitalization, or reclassification. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities at the earliest date when they (i) have been distributed to the public pursuant to an offering registered under the Securities Act, (ii) have been sold to the public in compliance with Rule 144 (or any similar or successor rule then in force) or (iii) have been repurchased by the Company or any Subsidiary.

“Registration Expenses” has the meaning set forth in Section 4.3.

“Restriction Period” means the period commencing on the date following an IPO and ending on the fifth anniversary of the closing of the IPO.

“SEC” means the U.S. Securities and Exchange Commission or any successor agency.

“Securities Act” means the Securities Act of 1933.

“Sell” means, with respect to Company Common Stock (including the Purchased Shares) or AIG Common Stock, as applicable, to, directly or indirectly, (i) sell, pledge, offer to sell or pledge, contract to sell or pledge, sell or grant any option, right or warrant to purchase, purchase or acquire any option to sell, or otherwise dispose or transfer any such securities or any securities convertible into or exchangeable or exercisable for such securities or (ii) enter into any swap, derivative or any other similar agreement or any similar transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such securities, whether any such swap, derivative or other similar transaction is to be settled by delivery of such securities or other securities, in cash or otherwise.  “Sale” has the meaning correlative to the foregoing.

“Seller Disclosure Schedule” means the disclosure schedule (including any attachments thereto) delivered by AIG to the Stockholder in connection with, and constituting a part of, the SPA.

“Separation” has the meaning set forth in the Separation Principles.

“Separation Balance Sheet” means the balance sheet set forth on Section 3.6(d)(ii) of the Seller Disclosure Schedule.

“Separation Documentation” means the separation agreement and other customary agreements for a separation on terms consistent with the Separation Principles.

“Separation Principles” means the separation principles set forth in Section 5.9 of the Seller Disclosure Schedule.

“Share Purchase” has the meaning set forth in the Recitals.

“Shelf Registration” has the meaning set forth in Section 4.1(a).

“Shelf Take-down” has the meaning set forth in Section 4.1(b).

“SPA” has the meaning set forth in the Recitals.

“Stockholder” has the meaning set forth in the Preamble.

“Stockholder Designee” has the meaning set forth in Section 2.1(c).

“Stockholder Representatives” has the meaning set forth in Section 3.1.

“Subsidiary” of any Person at the time in question means another Person more than 50% of the total combined voting power of all classes of capital stock or other voting interests of which, or more than 50% of the equity securities of which, is at such time owned directly or indirectly by such first Person.

“Tag-Along Acquirer” has the meaning set forth in Section 5.3(a).

“Tag-Along Exercise Notice” has the meaning set forth in Section 5.3(a).

“Tag-Along Notice” has the meaning set forth in Section 5.3(a).

“Tag-Along Sale” has the meaning set forth in Section 5.3(a).

“VWAP” means, as of a particular date, the average of the volume weighted averages of the trading prices of shares of common stock of AIG or Acquirer, as applicable, on the New York Stock Exchange (or a comparable national stock exchange in the United States, such as the Nasdaq Stock Market) (as reported by Bloomberg L.P. or, if such information is no longer available from Bloomberg L.P., as available from a comparable internationally recognized source determined by AIG or Acquirer, on the one hand, and the Stockholder, on the other hand, each acting reasonably), on each of the twenty (20) most recent consecutive trading days on which such shares of common stock are traded on the New York Stock Exchange (or a comparable national stock exchange in the United States, such as the Nasdaq Stock Market) (each such day, a “trading day”) ending on (and including) the trading day that is the trading day immediately prior to such date.

1.2            Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. All references herein to any agreement, instrument, statute, rule or regulation are to the agreement, instrument, statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import are used in this Agreement, they shall be deemed to refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the word “or” is used in this Agreement, it shall not be exclusive. Whenever the word “extent” in the phrase “to the extent” is used in this Agreement, it shall be deemed to mean the degree to which a subject or other thing extends and shall not mean simply “if.” Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate. Whenever the word “Dollars” or the “$” sign appear in this Agreement, they shall be construed to mean United States Dollars, and all transactions under this Agreement shall be in United States Dollars. This Agreement has been fully negotiated by both parties and shall not be construed by any Governmental Entity against either party by virtue of the fact that such party was the drafting party.

ARTICLE II
CORPORATE GOVERNANCE MATTERS

2.1            Board Composition.

(a)            Board Size. From and after the Closing until the occurrence of a Fall-Away Event, the Board shall at all times have 11 members, subject to the death or unanticipated resignation of a member of the Board (which member shall be replaced as promptly as practicable).

(b)            Independent Directors.  Prior to the termination of the Commitment Letter, the Company agrees that, from and after the fifth anniversary of the Closing Date (as defined in the SPA), the Board shall have at least three Independent Directors.

(c)             Stockholder Designee. AIG and the Company shall take such actions so that, as of the Closing, Jonathan Gray, President and Chief Operating Officer of Blackstone, is appointed as a member of the Board as the person designated by the Stockholder.  Thereafter, and until the occurrence of a Fall-Away Event, at any election of directors of the Company, the Stockholder shall be entitled to designate one person for nomination for election to the Board, and the Board or any committee of the Board, as applicable, shall nominate for election such designee, with the identity of such designee subject to approval of the Company (not to be unreasonably withheld), but only if the election of such person to the Board would be necessary so that there be one person on the Board designated by the Stockholder, and subject, in all cases, to Applicable Law (including any eligibility and independence requirements under the Exchange Act or the applicable stock exchange rules and federal securities laws and regulations); provided that in no event shall the Stockholder have a right to designate a number of persons for nomination for election representing more than 9.9% of the whole Board.  Each such person whom the Stockholder shall designate pursuant to this Section 2.1(c) and who is thereafter elected to the Board to serve as a Director shall be referred to herein as a “Stockholder Designee.” AIG agrees that, at all times when the Stockholder is entitled to designate a Stockholder Designee pursuant to this Section 2.1(c), AIG shall not vote, or execute a written consent in lieu thereof with respect to, shares of Company Common Stock in favor of any proposal to remove (with or without cause) the Stockholder Designee. The Company agrees, to the fullest extent permitted by Applicable Law (including with respect to any fiduciary duties under Delaware law), at all times when the Stockholder is entitled to designate a Stockholder Designee pursuant to this Section 2.1(c), to include in the slate of nominees recommended by the Board for election at any meeting of stockholders called for the purpose of electing Directors, the Stockholder Designee, to nominate and recommend such individual to be elected as a Director as provided herein and include such recommendation in the proxy statement (or consent solicitation or similar document) of the Company relating to the election of Directors and to solicit proxies or consents in favor thereof to the same extent, and in a manner no less favorable, as the Company solicits proxies or consents in favor of the other nominees of the Board. AIG hereby agrees with the Company that, at all times when the Stockholder is entitled to designate a Stockholder Designee pursuant to this Section 2.1(c), AIG shall vote, or execute a written consent in lieu thereof with respect to, all of the Company Common Stock then Beneficially Owned by it, or cause all of the Company Common Stock then Beneficially Owned by it, to be voted, or cause a written consent in lieu thereof to be executed, to elect the Stockholder Designee for election at any meeting of stockholders called for the purpose of electing Directors.  The Stockholder hereby agrees with the Company, severally and not jointly, that, at all times when the Stockholder is entitled to designate a Stockholder Designee pursuant to this Section 2.1(c), the Stockholder shall vote, or execute a written consent in lieu thereof with respect to, all of the Company Common Stock then Beneficially Owned by it, or cause all of the Company Common Stock then Beneficially Owned by it, to be voted, or cause a written consent in lieu thereof to be executed, to elect the slate of nominees recommended by the Board for election at any meeting of stockholders called for the purpose of electing Directors.

(d)            Committees.  At all times when the Stockholder is entitled to designate a Stockholder Designee pursuant to Section 2.1(c), (i) to the extent permitted by Applicable Law (including any eligibility requirements under the Exchange Act or the applicable stock exchange rules and federal securities laws and regulations), the Stockholder Designee shall be entitled to serve on each committee of the Board and (ii) the committees of the Board shall include an audit committee.

(e)             Vacancy.  In the event that a vacancy is created at any time by the death, retirement, disability, removal or resignation of the Stockholder Designee, the remaining Directors and the Company shall, to the extent permitted by Applicable Law (including with respect to any fiduciary duties under Delaware law), cause the vacancy created thereby to be filled by a new Stockholder Designee. In the event that any person designated by the Stockholder shall fail to be elected to the Board at any meeting of stockholders called for the purpose of electing directors (or consent in lieu of meeting), the Company shall use its reasonable best efforts to cause such person (or alternative person selected by the Stockholder) to be elected to the Board as soon as practicable thereafter.

(f)             Board Observer.  At all times when the Stockholder is entitled to designate a Stockholder Designee pursuant to Section 2.1(c), if the Board at any time consists of fewer than eleven (11) members, the Stockholder Designee shall automatically cease to be a Director and instead become a board observer (an “Observer”); provided that, if the Board subsequently consists of eleven (11) or more members, the Board shall, as soon as reasonably practicable thereafter, take actions to cause such Observer to become a Director. The Observer shall (i) have the right to receive notice of and to attend and participate in (but not vote on any matters on which the Directors are entitled to vote) meetings of the Board and any committee of the Board, (ii) have the right to receive Board Materials to the same extent that, and in the same manner as, the Stockholder Designee would be entitled to receive pursuant to Section 2.3 if he or she were continuing to serve on the Board and the same committees of the Board on which he or she was serving immediately prior to becoming an Observer, subject to all the limitations and obligations set forth therein, including such customary confidentiality obligations as apply to members of the Board generally, and (iii) have the right to reimbursement of expenses to the same extent that the Stockholder Designee would be entitled to receive such reimbursement pursuant to Section 2.2 if he or she were continuing to serve on the Board and the same committees of the Board on which he or she was serving immediately prior to becoming an Observer, subject to the limitations set forth therein.  The Observer shall have no right to vote on any matter presented to the Board or committee of the Board.

(g)             Resignation. From and after a Fall-Away Event, upon receipt of a written request from the Company to the Stockholder Designee or the Stockholder, the Stockholder Designee shall (and the Stockholder shall use reasonable best efforts to take such actions to cause the Stockholder Designee to) immediately tender his or her resignation as a Director, or, if requested, the Stockholder agrees to vote its Company Common Stock to remove such Stockholder Designee from the Board.

(h)            Chief Executive Officer Designee.  AIG and the Company shall take such actions so that, as of the Closing, the then-serving Chief Executive Officer of the Company shall be appointed as a member of the Board.  Thereafter, the Company hereby agrees that, at any election of directors of the Company prior to the Fall-Away Event, the then-serving Chief Executive Officer of the Company shall be nominated for election to the Board.

2.2            Compensation.  The Stockholder Designee shall not be entitled to compensation for service as a member of the Board (including any fees and equity awards), except for reimbursement of expenses for service as a member of the Board to the extent that such reimbursement is provided to any other member of the Board.

2.3            Other Rights of Stockholder Designees.  The Stockholder Designee serving on the Board shall be entitled to receive due and timely notice of and to attend and participate in all meetings of the Board and committees of the Board, at the same time and in the same manner as the other Directors are entitled to receive, attend or participate in such meetings in their capacities as Directors.   The Stockholder Designee serving on the Board shall be entitled to receive, at the same time and in the same manner as other Directors are entitled to receive in their capacities as Directors, any and all resolutions relating to action taken by the Board or committees of the Board by written consent and any other information and materials provided to members of the Board or committees of the Board, including any updates regarding the Separation that are provided to the Board or any committees of the Board (collectively, the “Board Materials”), in each case (i) subject to such customary confidentiality obligations as apply to members of the Board generally and (ii) except (A) as prohibited by Applicable Law or (B) to the extent that the Company determines in good faith, after consulting with legal counsel, that including the Stockholder Designee in a meeting of the Board or committee of the Board (or portion thereof) or providing or disclosing Board Materials to the Stockholder Designee would reasonably be expected to prevent the Company from asserting attorney-client privilege (to the extent that that such attorney-client privilege is not governed by a common interest privilege or doctrine) with respect to matters discussed at such meeting or disclosed in such Board Materials; provided that such Board Materials will be provided to the Stockholder Designee with redactions or other customary limitations, in each case, to the extent feasible to do so in a manner that would avoid the effect set forth in this clause (B). In the event that the Stockholder Designee is excluded from any portion of any meeting of the Board or any committee of the Board or is precluded from receipt of any Board Materials pursuant to this Section 2.3, the Stockholder Designee shall be informed of such exclusion or preclusion in writing.

2.4          Board Meetings.  The Board and committees of the Board shall meet in accordance with the Bylaws; provided that the Board and committees of the Board shall meet at least quarterly.

2.5          Certain Actions.  (a) From and after the Closing until the occurrence of a Fall- Away Event, the Company will not, and will cause the Company Subsidiaries and the Company Business not to, without the prior written consent of the Stockholder:

(i)              amend the organizational documents of (A) the Company or (B) the Company Subsidiaries that are material to the Company Business, in either case so as to include provisions that would disproportionately adversely affect the Stockholder in any material respect relative to AIG, in each case in their capacities as holders of Company Common Stock, after taking into account differences in their respective ownership levels (for example, rights that are typically provided by a company to a parent company that consolidates a company);

(ii)             effect a voluntary liquidation, dissolution or winding up of the Company;

(iii)            repurchase shares of Company Common Stock, if such repurchase would result in the Stockholder owning, of record, more than 9.9% of the then-outstanding Company Common Stock;

(iv)            other than (x) with respect to the Separation Documentation (which shall be governed by the terms of the Separation Principles), (y) any modification, amendment or termination of, or entry into, any Affiliate Contract that is on arm’s length terms, fair and reasonable to the Company Business in all material respects or in the ordinary course of business consistent with historical practice, or (z) any modification, amendment or termination of, or entry into, any Affiliate Contracts in connection with the Separation in accordance with the Separation Documentation, (A) modify, amend (in any material respect) or terminate (other than, as a result of the expiration of the term thereof) any Affiliate Contract, or waive, release or assign any material rights or claims thereunder or (B) enter into any Affiliate Contract, in each of cases (A) and (B), on terms that are adverse in any material respect to the Stockholder; provided that the consent of the Stockholder in respect of this Section 2.5(a)(iv) shall not be unreasonably withheld, delayed or conditioned;

(v)             following an IPO, effect a voluntary deregistration of the Company Common Stock under the Exchange Act or delisting of the Company Common Stock with any applicable national securities exchange; or

(vi)            agree to take any of the foregoing actions; provided that the consent of the Stockholder in respect of this Section 2.5(a)(vi) as it relates to Section 2.5(a)(iv) shall not be unreasonably withheld, delayed or conditioned.

(b)          From and after the Closing until the earlier of the closing of the IPO and the occurrence of a Fall-Away Event, the Company will not, and will cause the Company Subsidiaries and the Company Business not to, without the prior written consent of the Stockholder:

(i)              declare, set a record date or set aside or pay any dividends or distributions (whether in cash, stock or property) on, or effect any redemption, repurchase or other acquisition in respect of, shares of Company Common Stock that are not declared, paid or effected, or otherwise transfer or make payments in respect of the equity interests in the Company that are not made, on a pro rata basis with respect to all holders of shares of Company Common Stock; provided that, in connection with the Separation, the Company shall be permitted to set a record date, set aside or pay any dividend or distribution, or otherwise transfer or make payments in respect of the equity interests in the Company, to AIG and/or any of its Subsidiaries on a non-pro rata basis (such that the Stockholder and its Affiliates will not be entitled to receive such dividend, distribution or payment) in respect of the Affordable Housing Transaction (it being agreed that the aggregate impact of any such dividend, distribution or payment shall be determined in accordance with the Calculation Methodologies and reflected in full in the calculation of each of the Interim Adjusted Book Value (as defined in the SPA) and Final Adjusted Book Value (as defined in the SPA));

(ii)             effect any split, combine or reclassify any of the Company’s outstanding capital stock or equity securities or issue or authorize the issuance of any other stock or securities (including any derivatives securities) in respect of, in lieu of or in substitution for shares or other interests representing any of the Company’s outstanding capital stock or equity securities, in each case, that is not on a proportionate basis with respect to all holders thereof;

(iii)            other than with respect to any Insurance Company, incur, assume, guarantee, refinance, be allocated or become obligated with respect to any third-party indebtedness (including by issuance of debt securities of the Company or any Company Subsidiary, but excluding any intercompany indebtedness or payables owed to AIG or any of its Subsidiaries to the extent permitted by Section 2.5(b)(iv)) in excess of, in each case outstanding at any one time, (x) ten billion U.S. dollars ($10,000,000,000) of new third-party indebtedness issued by the Company and the Company Subsidiaries in a total aggregate principal amount on a consolidated basis (excluding guaranteed investment contracts, FHLB short-term financings and other ordinary course operating indebtedness, in each case, incurred in the ordinary course of business consistent with past practice) plus (y) two billion U.S. dollars ($2,000,000,000) of third-party indebtedness issued by the Company and the Company Subsidiaries under a customary revolving credit facility on market terms; provided that the consent of the Stockholder in respect of this Section 2.5(b)(iii) shall not be unreasonably withheld, delayed or conditioned;

(iv)           other than (x) repayments of intercompany indebtedness and payables to AIG or its Subsidiaries in the ordinary course of business consistent with past practice (which repayments are not subject to limitation) and (y) the incurrence of ordinary course intercompany indebtedness consistent with historical practice, on terms (including with respect to interest rates) consistent with historical practice with respect to existing ordinary course intercompany indebtedness), (A) repay, forgive or otherwise cancel any indebtedness or payables between the Company or the Company Subsidiaries, on the one hand, and AIG or its Subsidiaries (other than the Company and the Company Subsidiaries), on the other hand, (B) loan any amounts to AIG or its Subsidiaries (other than the Company and the wholly owned Company Subsidiaries) or (C) incur any indebtedness to AIG or its Subsidiaries (other than the Company and the wholly owned Company Subsidiaries); provided that, in connection with the Separation, the Company and the Company Subsidiaries shall be permitted to incur (including through the creation or distribution of one or more intercompany notes to AIG and/or its Subsidiaries) and, from the proceeds of the third-party indebtedness set forth in subclause (x) of Section 2.5(b)(iii), repay up to an aggregate of eight billion three hundred million U.S. dollars ($8,300,000,000) of intercompany indebtedness and/or payables (on terms (including with respect to interest rates) and conditions consistent with historical practice with respect to existing intercompany indebtedness or payables, as applicable) between the Company or the Company Subsidiaries, on the one hand, and AIG or its Subsidiaries (other than the Company and its Subsidiaries), on the other hand; provided, further, that the amount of such repayment shall be reflected in full in the calculation of Final Adjusted Book Value; provided, further, that any portion of intercompany indebtedness (including any portion of the eight billion three hundred million U.S. dollars ($8,300,000,000) of intercompany indebtedness) and/or payables that is incurred but not so repaid shall (1) remain outstanding unless forgiven or otherwise cancelled by AIG in its discretion and (2) be reflected in full in the calculation of Final Adjusted Book Value;

(v)            enter into any new material line of business that would subject the Stockholder or its Affiliates to obligations under the Bank Holding Company Act or any other Applicable Law that governs banking or similar entities; or

(vi)           agree to take any of the foregoing actions; provided that the consent of the Stockholder in respect of this Section 2.5(b)(vi), insofar as it relates to Section 2.5(b)(iii) shall not be unreasonably withheld, delayed or conditioned.

2.6          Indemnification.  The Stockholder Designee shall be entitled to indemnification and exculpation from the Company, and to be insured under the director and officer insurance policy of the Company, to the same extent as other members of the Board (in their capacities as Directors) pursuant to the Company’s Charter and Bylaws; provided, that the Company hereby agrees that notwithstanding anything to the contrary in Section 15.11 of the Bylaws, (i) any failure of the Stockholder Designee to provide notice as so required by Section 15.11 of the Bylaws shall not relieve the Company of its obligations under Article XV of the Bylaws unless, and to the extent that, such failure actually prejudices the interests of the Company and (ii) in connection with the Stockholder Designee’s indemnification and reimbursement of expenses pursuant to Section 15.11 of the Bylaws, such Stockholder Designee shall be required to include detailed invoices and other relevant documentation only to the extent such documentation is available to the Stockholder Designee.

ARTICLE III
INFORMATION

3.1          Information Rights.  From and after the Closing until the occurrence of a Fall- Away Event, the Company shall, and shall cause the Company Subsidiaries to, on an ongoing and confidential basis, provide the Stockholder with such information regarding the financial results and business of Company, including with respect to information required for regulatory or compliance purposes, as is reasonably requested by the Stockholder. In addition, prior to the IPO, the Company shall, and shall cause its Subsidiaries to, provide the Stockholder (on behalf of Blackstone), (a) within 75 days after the end of each fiscal quarter, with consolidated financial statements of the Company (including balance sheet, income statement and statement of cash flows) and (b) at the same time and in the same manner as the Directors, with Board Materials, and the Company hereby acknowledges and agrees that Blackstone shall be entitled to use and rely on the information furnished to the Stockholder (on behalf of Blackstone) pursuant to this sentence in the preparation of the audited consolidated financial statements and unaudited interim consolidated financial statements of Blackstone (including the notes thereto, if any, and the qualitative narrative disclosures in such reports filed with the SEC related to the foregoing) filed in each report required to be filed by Blackstone pursuant to the Exchange Act with the SEC.  Notwithstanding the foregoing, the Company shall not be required pursuant to this Section 3.1 to provide or disclose any information (i) where the provision or disclosure would be prohibited under Applicable Law or (ii) to the extent that the Company determines in good faith, after consulting with legal counsel, that (x) providing or disclosing such information would reasonably be expected to (1) breach a contractual obligation of confidentiality owed by the Company to a third party or the fiduciary obligations of Directors (2) prevent the Company from asserting any attorney-client privilege (to the extent that that such attorney-client privilege concerns are not governed by a common interest privilege or doctrine) with respect to matters to be provided or disclosed in Board Materials or (y) withholding such information is necessary as a result of an actual or reasonably likely conflict of interest between the Company and the Company Subsidiaries, on the one hand, and the Stockholder and its Affiliates, on the other hand; provided that the Company shall use reasonable efforts to provide or disclose such information with redactions or other customary limitations, in each case, to the extent feasible to do so in a manner that would avoid the effect set forth in the this clause (ii). All such nonpublic, proprietary or other confidential information relating to the Company, the Company Subsidiaries, the Company Business, the Separation or the IPO so furnished pursuant to this Section 3.1 shall be referred to herein as the “Information”; provided that “Information” shall not include information that (A) was or becomes generally available to the public other than as a result of a disclosure by the Stockholder, any Stockholder Representative or any Stockholder Designee in violation of this Section 3.1, (B) was or becomes available to the Stockholder or its Affiliates or its or their respective directors, officers, other employees, partners, members, managers, professional representatives (including legal counsel, accountants, tax advisors, consultants and financial advisors of such Person) or agents (such Persons, other than the Stockholder and the Company or its Subsidiaries, the “Stockholder Representatives”) on a nonconfidential basis prior to disclosure to the Stockholder, any Stockholder Representative or any Stockholder Designee by the Company or its Affiliates or a Person acting on behalf of the foregoing, (C) was or becomes available to the Stockholder, any Stockholder Representative or any Stockholder Designee from a source other than the Company or its Affiliates or a Person acting on behalf of the foregoing; provided that such source is not known by the Stockholder or any such Stockholder Representative to be bound by an obligation of confidentiality with the Company or any of its Subsidiaries, or (D) is independently developed by the Stockholder or any Stockholder Representative without the use of or reference to any Information. Subject to Section 3.2, the Stockholder shall, and shall direct the Stockholder Representatives (with the Stockholder liable hereunder for any Stockholder Representative’s failure to comply with such direction, subject to any joinder or other agreements to which such Stockholder Representatives are party with or for the benefit of the Company) to, (1) maintain in accordance with this Section 3.1 the confidentiality of such Information received by it from the Company or any of its Affiliates, (2) not disclose or reveal any such information to any Person, other than to Stockholder Representatives, in each case only to the extent the Stockholder determines in good faith that such Stockholder Representative needs to know such information for the purpose of (I) evaluating, monitoring or taking any other action with respect to the investment by the Stockholder in the Company, (II) ensuring compliance with the terms of, enforcing, defending or understanding any right or obligation in respect of this Agreement, the Charter, the Bylaws, the Master SMA Agreements, the Commitment Letter and any other agreement with respect to the investment by the Stockholder in the Company and (3) not use such information other than for the purposes described in the foregoing clause (2); provided that, notwithstanding the foregoing or anything to the contrary set forth in this Section 3.1, Information may be disclosed or revealed (v) by Blackstone, to the extent required by Applicable Law or applicable accounting principles (including accounting principles generally accepted in the United States of America) as then in effect, including any interpretations thereof, in the audited consolidated financial statements and unaudited interim consolidated financial statements of Blackstone (including the notes thereto, if any, and the qualitative narrative disclosures in such reports filed with the SEC related to the foregoing); (w) by Blackstone, the Stockholder or the Stockholder Representatives to the extent that the Company consents thereto in writing; (x) by the Stockholder to a Governmental Entity to the extent required by Applicable Law or as requested by a Governmental Entity in connection with routine examinations or oversight by such Governmental Entity; provided that any such examination or oversight is not targeted at AIG, the Company, the Company Subsidiaries, the Company Business, the Separation, the IPO, the Information or this Agreement; (y) by the Stockholder and the Stockholder Representatives to the extent that the Stockholder or the Stockholder Representatives are legally compelled to do so or are required to do so to comply with Applicable Law or legal process or Governmental Entity request or for any legally required tax or accounting purposes; provided that, prior to making such disclosure permitted pursuant to this clause (y), the Stockholder or the Stockholder Representative, as applicable, shall, to the extent legally permissible, give written notice to the Company describing in reasonable detail the proposed content of such disclosure to the extent related to the Information, and shall allow the Company, at its sole cost and expense, to seek a protective order to prevent the required disclosure; provided further that, in the absence of such protective order, or if the Company otherwise waives the confidentiality requirements set forth in this Section 3.1 in connection with such requirement, the Stockholder or the Stockholder Representative shall disclose only that portion of the Information that is legally compelled to be disclosed (it being understood that the proviso in this clause (y) shall not apply to any disclosure by Blackstone pursuant to the foregoing clause (v)); and (z) by the Stockholder and the Stockholder Representatives to any prospective transferee permitted pursuant to the terms of this Agreement (subject to Article V) as part of customary “due diligence” reviews; provided that (1) such prospective transferee agrees to be bound by a customary confidentiality agreement or similar written obligation for the benefit of the Company and (2) this clause (z) shall not permit the disclosure of Board Materials without the prior written consent of the Company.

3.2            Information Protection.  Nothing in this Agreement shall require the Stockholder to (i) provide to any Person, including any Governmental Entity (including in connection with any application, filing or notification by AIG, the Company or Stockholder) (A) nonpublic or other financial or sensitive personally identifiable information of Blackstone, its Affiliates and their respective directors, officers, employees, managers or partners, or its or their control persons or direct or indirect equityholders and their respective directors, officers, employees, managers or partners (collectively with Blackstone, the “Blackstone Related Persons”) or (B) any other nonpublic, proprietary or other confidential information of a Blackstone Related Person that exceeds the scope of information that such Blackstone Related Person has historically provided to a Governmental Entity in connection with a similar governmental application, filing or notification, or (ii) disclose to any Person, including any Governmental Entity (including in connection with any application, filing or notification by AIG, the Company or Stockholder), the identities of direct or indirect limited partners, stockholders, members or beneficiaries of Blackstone or any of its Affiliates, in each of cases (i) or (ii), (x) unless the failure to provide or disclose such information to a Governmental Entity that has requested or requires such information would reasonably be expected to impede the consummation of the Separation or the IPO, in which case the Stockholder shall be required to provide or disclose such information to the applicable Governmental Entity and (y) except for National Association of Insurance Commissioners biographical information (or substantially similar biographical information requirements of foreign regulatory bodies). Without limiting the foregoing, in the event that Stockholder is required to provide or disclose any such information pursuant to this Section 3.2, the Stockholder (A) shall be entitled to enter into good-faith discussions with the applicable Governmental Entity and use reasonable best efforts to seek to promptly resolve any requests by or requirements of such Governmental Entity for such information prior to providing such information and (B) may provide any such sensitive or confidential information directly to the applicable Governmental Entity requesting such information without providing or disclosing such information to AIG or the Company to the extent permitted by the applicable Governmental Entity.  All appearances, submissions, presentations, briefs, and proposals made or submitted by or on behalf of the Blackstone Related Persons before any Governmental Entity shall be controlled by the Stockholder.

3.3            Corporate Opportunities.

(a)            In recognition and anticipation of the fact that (i) certain directors, principals, officers, employees and/or other representatives of the Stockholder and its Affiliates may serve as a director of the Company, (ii) the Stockholder and its Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage or proposes to engage, and (iii) members of the Board who are not employees of the Company or the Company Subsidiaries (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage or proposes to engage, the provisions of this Section 3.3 are set forth to regulate and define the conduct of certain affairs of the Company with respect to certain classes or categories of business opportunities as they may involve the Stockholder, the Non-Employee Directors or their respective Affiliates, as applicable, and the powers, rights, duties and liabilities of the Company and its directors and stockholders in connection therewith.  The Company hereby agrees that none of (A) the Stockholder or any of its Affiliates, (B) AIG or any of its Affiliates or (C) the Non-Employee Directors or his or her Affiliates (the Persons identified in clauses (A), (B) and (C) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by (but otherwise subject to) Applicable Law, have any duty to refrain from, directly or indirectly, (1) engaging in the same or similar business activities or lines of business in which the Company or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Company or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Company or its stockholders or to any Affiliate of the Company for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities.  To the fullest extent permitted by law, the Company hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Company or any of its Affiliates, except as provided in Section 3.3(b). Subject to Section 3.3(b), in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity that may be a corporate opportunity for itself, herself or himself and the Company or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Company or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Company or its stockholders or to any Affiliate of the Company for breach of any fiduciary duty as a stockholder or director of the Company solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person or does not communicate information regarding such corporate opportunity to the Company.

(b)            Notwithstanding anything to the contrary contained in this Section 3.3, the Company does not renounce its interest in any corporate opportunity offered to any Non- Employee Director (including any Non-Employee Director who serves as an officer of the Company) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Company, and the provisions of Section 3.3(a) shall not apply to any such corporate opportunity.

(c)            The Company agrees that it will include in its organizational documents a waiver of corporate opportunity provision substantially identical to the provisions set forth in Sections 3.3(a) and 3.3(b).

ARTICLE IV
REGISTRATION RIGHTS

4.1            Demand Registrations.

(a)            Subject to and without limiting any of the obligations of the Stockholder set forth in Section 5.1, (i) the Stockholder may request registration under the Securities Act of all or any portion of its Registrable Securities on Form S-1 (excluding a Shelf Registration) or any successor long-form registration statement (“Long-Form Registrations”) subject to and in accordance with Section 4.1(b) and (ii) the Stockholder may, if available, request registration under the Securities Act of all or any portion of its Registrable Securities on a shelf registration statement on Form S-3 or any successor short-form registration statement (a “Shelf Registration”), in each case of the foregoing clauses (i) and (ii), to be effective at any time from and following the first anniversary of the date on which the Company completes an IPO (or, in the event that the IPO is not completed prior to November 2, 2023, at any time from and following the Stockholder’s exercise of the Exchange Right) (subject to the expiration or waiver of the applicable lock-up period relating to such IPO), subject to and in accordance with Section 4.1(b); provided, that (A) the Stockholder shall be entitled to no more than one (1) Shelf Registration during each three (3)-year period and an aggregate of three (3) Shelf Registrations hereunder, (B) the Stockholder shall not be entitled to any Long-Form Registrations at any time when the Company is eligible to effect a Shelf Registration and (C) each Shelf Registration must include all of the Registrable Securities then held by the Stockholder. All registrations requested pursuant to this Section 4.1 by the Stockholder are referred to herein as “Demand Registrations.” Each request for a Demand Registration shall specify the approximate number of shares requested to be registered and the intended method of distribution.

(b)            The Stockholder shall be entitled to demand an aggregate of four (4) underwritten public offerings hereunder whether in the form of Long-Form Registrations or take-downs off a Shelf Registration (each, a “Shelf Take-down”) hereunder; provided that (i) the aggregate offering value of the Registrable Securities requested to be registered in any underwritten public offering whether in the form of a Long-Form Registration or Shelf Take-down must be at least two percent (2%) of the then-outstanding Company Common Stock (or any such lesser amount if all of the Registrable Securities held by the Stockholder are requested to be included in such offering) and (ii) the Stockholder shall not be entitled to demand an underwritten public offering in the form of a Long-Form Registration if the Company is then eligible to effect such offering as a Shelf Take-down.

(c)             If a Demand Registration is an underwritten offering and the managing underwriters advise the Company in writing that in their opinion the number of Registrable Securities and, if permitted hereunder, other securities requested to be included in such offering exceeds the number of Registrable Securities and other securities, if any, that can be sold in an orderly manner in such offering, then the Company shall include (i) first, all Registrable Securities requested to be sold by the Stockholder in such Demand Registration up to that number of securities that in the opinion of such underwriters can be sold in such offering without adversely affecting the marketability of the offering and (ii) second, any other securities requested to be included.

(d)            Notwithstanding anything to the contrary in this Agreement, the Company shall not be obligated to effect any Demand Registration during any period in which the Company and/or AIG is restricted from effecting a registration, offering or sale of shares of Company Common Stock pursuant to a lock-up or similar agreement entered into in connection with any offering or sale of Company Common Stock registered with the SEC and, if requested by the Company or AIG, the Stockholder shall enter into a lock-up or similar agreement with the managing underwriters in connection therewith; provided, that the restriction period thereunder shall not exceed one hundred eighty (180) days after the effective date of the Company’s IPO or ninety (90) days after the effective date of any other public offering, and (ii) the Company may postpone the filing or the effectiveness of a registration statement for a Demand Registration or suspend the use of a prospectus that is part of a Shelf Registration (and therefore suspend sales of Registrable Securities thereunder in accordance with Section 4.5(a)) during any Blackout Period; provided that only in such event, the Stockholder shall be entitled to withdraw such request for a Demand Registration and, if so withdrawn, such Demand Registration shall not count against the total number of Long-Form Registrations and Shelf Take-downs provided for in Section 4.1(b).

(e)             If any Demand Registration, including any Shelf Take-down, is an underwritten offering, then the Stockholder shall have the right to select the managing underwriters to administer such offering, which managing underwriters must be reasonably acceptable to the Company. The IPO shall not be deemed to be a Demand Registration for this purpose.

(f)             The Stockholder agrees, subject to Section 3.1, to treat as confidential the receipt of any notice hereunder and the information contained therein to the extent such information constitutes material non-public information within the meaning of the federal securities laws, and not to disclose or use any such material non-public information without the prior written consent of the Company until such time as any such material non-public information is or becomes available to the public generally (other than as a result of disclosure by the Stockholder or any of the Stockholder Representatives in breach of the terms of this Agreement).

(g)             For so long as the Stockholder holds any Registrable Securities, the Company and its Affiliates shall not, without the Stockholder’s prior written consent, enter into any Contract providing another Person with registration rights that would conflict with the provisions of this Article IV.

4.2            Piggyback Registrations.  (a) Subject to the terms and conditions of this Agreement, following the first anniversary of the date on which the Company completes an IPO (or, in the event that the IPO is not completed prior to November 2, 2023, at any time from and following the Stockholder’s exercise of the Exchange Right) (subject to the expiration or waiver of the IPO lock-up), whenever the Company proposes to register any of its securities for sale for cash under the Securities Act, whether proposed to be offered for sale by the Company or by any other Person (other than (i) pursuant to a Demand Registration, (ii) in connection with any registration on Form S-4, S-8 or any successor or similar form, (iii) in connection with a registration relating to a merger, acquisition, business combination transaction or reorganization of the Company or other transaction under Rule 145 of the Securities Act or (iv) a registration in which the only securities being registered are common stock issuable upon conversion of debt securities that are also being registered) and the registration form to be used may be used for the registration of Registrable Securities (a “Piggyback Registration”), the Company shall give prompt written notice to the Stockholder of its intention to effect such a registration and, subject to Section 4.2(b) and Section 4.2(c), shall use reasonable best efforts to include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein from the Stockholder within five (5) Business Days after the delivery of the Company’s notice.

(b)            If the Piggyback Registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Stockholder as a part of the written notice given.  In such event, the right of the Stockholder to registration pursuant to this Section 4.2(b) shall be conditioned upon the Stockholder’s participation in such underwriting and the inclusion of the Stockholder’s Registrable Securities in the underwriting to the extent provided herein.  If the Stockholder exercises its Piggyback Registration rights it shall enter into an underwriting agreement in customary form with the representative of the managing underwriters selected by the Company.  Notwithstanding any other provision of this Section 4.2, if the underwriters advise the Company that marketing factors require a limitation on the number of shares to be underwritten, the underwriters may (subject to the limitations set forth below) limit the number of Registrable Securities to be included in the registration and underwriting. The Company shall so advise the Stockholder, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated as follows:  (i) first, to the Company for securities being sold for its own account, (ii) second, to the Stockholder; and (iii) third, to any other holders of the Company’s securities.

(c)             The Company shall have the right to terminate or withdraw any registration prior to the effectiveness of such registration whether or not the Stockholder has elected to include securities in such registration.  The Stockholder shall not have the right to withdraw its request for inclusion of its Registrable Securities in the offering pursuant to this Section 4.2(c) following its exercise of its Piggyback Registration rights.

4.3            Registration Expenses.  All expenses incurred in connection with any registration statement or registration under the Securities Act (including a Long-Form Registration, Shelf Registration or Shelf Take-down) covering shares held by seller of securities pursuant to a registration under this Agreement, including all registration, qualification and filing fees, fees and expenses of compliance with securities or blue sky laws, filing expenses, printing expenses, messenger and delivery expenses, fees and disbursements of custodians and fees and disbursements of counsel for the Company (including the fees and disbursements of one, but not more than one, outside legal counsel for sellers of securities pursuant to a registration under this Agreement) and all independent certified public accountants, underwriters (excluding discounts and commissions) and other Persons retained by the Company (all such expenses being herein called “Registration Expenses”), shall be borne by the Company, and the Company also shall pay all of its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed. Notwithstanding anything to the contrary contained herein, each seller of securities pursuant to a registration under this Agreement shall bear and pay (i) all underwriting discounts and commissions and (ii) any stock transfer taxes applicable to the securities sold for such seller’s account.

4.4          Registration Procedures.  (a)  With respect to a registration of Registrable Securities, subject to Section 4.2(c) and Section 4.5, the Company shall use its reasonable best efforts to:  (i) keep such registration effective for a period ending on the earlier of the date that is one-hundred and twenty (120) days from the effective date of the registration statement or such time as the Stockholder has completed the distribution described in the registration statement relating thereto; (ii) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in (i) above; (iii) furnish such number of prospectuses, including any preliminary prospectuses, and other documents incident thereto, including any amendment of or supplement to the prospectus, as the Stockholder may from time to time reasonably request; (iv) notify the Stockholder (to the extent selling Registrable Securities covered by such registration statement) at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing, and following such notification promptly prepare and furnish to such Stockholder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing; (v) comply with all applicable rules and regulations of the SEC; (vi) cause all such Registrable Securities registered pursuant to this Section 4.4 to be listed on the national securities exchange on which securities of the same class as such Registrable Securities are then listed, if any; (vii) cooperate and assist in any filings required to be made with the Financial Industry Regulatory Authority, Inc. and in the performance of any due diligence investigation by any underwriter in an underwritten offering; (viii) take such actions as shall be reasonably requested by the Stockholder or the lead managing underwriter of an underwritten offering to facilitate such offering, including without limitation, making customary road show presentations and, in a customary manner, holding meetings with and making calls to potential investors; and (ix) enter into customary agreements (including, in the case of an underwritten offering, one or more underwriting agreements in customary form, and including provisions with respect to indemnification and contribution in customary form) and in connection therewith: (A) make such representations and warranties to the underwriters, if any, in form, substance and scope as are customarily made by issuers to underwriters in similar underwritten offerings; (B) obtain opinions of counsel to the Company addressed to the underwriters, if any, covering the matters customarily covered in opinions requested in sales of securities or underwritten offerings; (C) obtain “cold comfort” letters and updates thereof from the Company’s independent certified public accountants addressed to the underwriters, if any, which letters shall be customary in form and shall cover matters of the type customarily covered in “cold comfort” letters to underwriters in connection with primary underwritten offerings; (D) deliver such documents and certificates as the sole underwriter or managing underwriter, if any, or its counsel, shall reasonably request to evidence the continued validity of the representations and warranties made in accordance with Section 4.4(a)(ix)(A) above and to evidence compliance with any customary conditions contained in the underwriting agreement; and (E) facilitate the settlement of such Registrable Securities through the facilities of The Depository Trust Company. The above, as set forth in Section 4.4(a)(iii) through Section 4.4(a)(viii), shall be done at such times as customarily occur in similar offerings.

(b)            The Stockholder shall furnish to the Company such information regarding the Stockholder and the distribution proposed by the Stockholder as the Company may reasonably request or as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Article IV.

4.5            Registration Limitations.  (a) Subject to Section 4.4(a), the Company will use reasonable efforts to prepare such supplements or amendments (including a post-effective amendment), if required by Applicable Law, to each applicable registration statement and file any other required document so that such registration statement will be available at all times during the period for which such registration statement is required pursuant to this Agreement to be effective; provided, that no such supplement, amendment or filing will be required during a Blackout Period.  Notwithstanding anything to the contrary contained in this Agreement, the Company shall be entitled, from time to time, by providing written notice to the Stockholder, to postpone the filing of any registration statement for any Long-Form Registration or Shelf Registration and to require the holders of Registrable Securities to suspend the use of the prospectus for sales of Registrable Securities in connection with any Long-Form Registration, Shelf Registration or Shelf Take-down during any Blackout Period. No sales may be made by the Stockholder under any registration statement during any Blackout Period of which the Company has provided notice to the Stockholder.  In the event of a Blackout Period under clause (ii) of the definition thereof, the Company shall notify the Stockholder promptly upon each of the commencement and the termination of each Blackout Period.  In connection with the expiration of any Blackout Period, the Company, to the extent necessary and as required by Applicable Law, shall as promptly as reasonably practicable prepare supplements or amendments, including a post-effective amendment, to the registration statement or the prospectus, or any document incorporated therein by reference, or file any other required document, so that the applicable registration statement will be available for registration of registrable securities as contemplated hereby. A Blackout Period described in clause (ii) of the definition thereof shall be deemed to have expired when the Company has notified the Stockholder that the Blackout Period has so expired and the registration statement is available.  Upon expiration of a Blackout Period described in clause (i) of the definition thereof, any additional duration of a Blackout Period will be deemed to be a Blackout Period described in clause (ii) of the definition thereof and subject to the limitations therein.

(b)           Notwithstanding anything to the contrary herein, Section 4.1 and Section 4.2, and the rights and obligations of the parties thereunder, shall terminate upon the Stockholder ceasing to hold 75% or more of the Company Common Stock held by the Stockholder as of the Closing.

4.6            Indemnification.

(a)            To the extent permitted by law, the Company will indemnify and hold harmless the Stockholder, each of its Affiliates and its and their officers, directors and managers, and each person controlling the Stockholder within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages, and liabilities (or actions, proceedings, or settlements in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus or other document incident to any such registration, qualification, or compliance, (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) any violation (or alleged violation) by the Company of the Securities Act, any state securities laws or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any offering covered by such registration, qualification or compliance, and the Company will reimburse the Stockholder, each of its officers, directors and managers, and each person controlling the Stockholder as provided above, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability, or action; provided, however, that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, or action arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by the Stockholder, any of the Stockholder’s officers, directors or managers, or any person controlling the Stockholder as provided above specifically for use therein; and provided, further, however, that the indemnity agreement contained in this Section 4.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company.

(b)            To the extent permitted by law, the Stockholder will, if Registrable Securities held by the Stockholder are included in the securities as to which any registration, qualification, or compliance is being effected, indemnify and hold harmless the Company, each of its directors, officers, managers, legal counsel and accountants, and each underwriter, if any, of the Company’s securities covered by such a registration statement, and each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any such registration statement, prospectus or other document, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and the Company’s officers, directors and managers, legal counsel, and accountants, persons, underwriters, or control persons as provided above, for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus or other document in reliance upon and in conformity with written information furnished to the Company by the Stockholder and stated by the Stockholder to be specifically for use therein; provided, however, that the obligations of the Stockholder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages, or liabilities (or actions in respect thereof) if such settlement is effected without the consent of the Stockholder (which consent shall not be unreasonably withheld, conditioned or delayed); provided further that the obligations of the Stockholder hereunder shall be limited to the net proceeds received by the Stockholder from the sale of securities under any such registration statement or offering hereunder.

(c)

(i)              Each party entitled to indemnification under this Section 4.6(c) (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided, however, that the Indemnified Party may participate in such defense at such party’s expense; and provided further, however, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 4.6(c) to the extent such failure is not prejudicial.  No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(ii)             If the indemnification provided for in this Section 4.6(c) is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations.  The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(iii)            Notwithstanding the foregoing provisions of this Section 4.6(c), to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

4.7          Rule 144 Reporting.  With a view to making available to the Stockholder the benefits of Rule 144 promulgated under the Securities Act that may permit the sale of the Registrable Securities to the public without registration, the Company, following the first anniversary of the date on which the Company completes an IPO, agrees to use its reasonable best efforts to:

(a)          make and keep current public information available, within the meaning of Rule 144 promulgated under the Securities Act, at all times after it has become subject to the reporting requirements of the Exchange Act;

(b)          file with the SEC, in a timely manner, all reports and other documents required of the Company under the Securities Act and Exchange Act (after it has become subject to such reporting requirements); and

(c)          so long as the Stockholder Beneficially Owns any Registrable Securities, furnish to the Stockholder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time commencing ninety (90) days after the effective date of the first registration filed by the Company for an offering of its securities to the general public), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as the Stockholder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration (in each case to the extent not readily publicly available).

ARTICLE V
EQUITY LOCK-UP

5.1          Sales and Transfers.

(a)          From and after the Closing, subject to the rights of the Stockholder under Section 6.1, the Stockholder and its Affiliates shall not Sell any shares of Company Common Stock (including Purchased Shares), except as follows:

(i)              the Stockholder and its Affiliates will be permitted to Sell shares of Company Common Stock to the Stockholder’s Affiliates; provided that such Affiliates agree to be bound by the terms of this Agreement as if they were the Stockholder;

(ii)             following the IPO, the Stockholder and its Affiliates will be permitted to Sell shares of Company Common Stock, in one or more transactions effected pursuant to the Stockholder’s registration rights pursuant to Article IV, in privately negotiated transactions with a third-party purchaser or on the stock exchange upon which the Company Common Stock is listed pursuant to Rule 144 under the Securities Act, in each case, as follows: (A) after the first anniversary of the closing of the IPO, up to 25% of the Purchased Shares owned by the Stockholder as of Closing; (B) after the second anniversary of the closing of the IPO, up to an additional 42% of the Purchased Shares owned by the Stockholder as of the Closing (for a total of 67% of the Purchased Shares when including the Purchased Shares permitted to be transferred pursuant to the immediately preceding subclause (A)); (C) after the third anniversary of the closing of the IPO, up to an additional 8% of the Purchased Shares owned by the Stockholder as of the Closing (for a total of 75% of the Purchased Shares when including the Purchased Shares permitted to be transferred pursuant to the preceding subclauses (A) and (B)); and (D) after the fifth anniversary of the closing of the IPO, any shares of Company Common Stock (and the restrictions set forth in this Section 5.1(a) shall henceforth no longer apply); provided that, following an IPO, the restrictions set forth in this Article V on the Stockholder’s ability to Sell shares of Company Common Stock shall terminate if the Company or the Company Subsidiaries enter into any business that would subject the Stockholder or its Affiliates to obligations under the Bank Holding Company Act or any other Applicable Law that governs banking or similar entities;

(iii)            the Stockholder and its Affiliates will be permitted to Sell shares of Company Common Stock in connection with any share repurchase by AIG or the Company to cause the Stockholder’s ownership, of record, to not exceed 9.9% of the then-outstanding Company Common Stock;

(iv)           the Stockholder and its Affiliates will be permitted to Sell shares of Company Common Stock in connection with a Change of Control of the Company that is approved and recommended to the Stockholders of the Company by the Board;

(v)            the Stockholder and its Affiliates will be permitted to Sell shares of Company Common Stock to the extent permitted or required pursuant to Sections 5.2, 5.3 and 6.1; and

(vi)           the Stockholder and its Affiliates will be permitted to Sell shares of Company Common Stock with the prior written consent of the Company (or, for so long as AIG Beneficially Owns Company Common Stock representing at least fifty (50%) of the then-outstanding shares of Company Common Stock, AIG).

(b)          In the event that the IPO is not completed prior to November 2, 2023, then the restrictions on the Stockholder’s ability to Sell shares of Company Common Stock set forth in Section 5.1(a)(ii) above shall be deemed to have commenced as of such date and not as of the closing of the IPO as provided therein.

(c)          During the Restriction Period, the Stockholder’s right to Sell Purchased Shares will be subject to such restrictions (and with the benefit of any exceptions) as provided in the applicable lock-up agreement with the underwriters in any public offering (including the IPO) by the Company or AIG; provided that the lock-up period in the case of the IPO shall not be longer than one-hundred and eighty (180) days and in the case of any public offering following the IPO shall not be longer than ninety (90) days; provided further that the Stockholder shall be provided with notice of any waiver of the terms of the lock-up agreement to be executed by AIG in connection with the relevant public offering and AIG shall make provision such that any such waiver shall operate as a waiver of the lock-up agreement of the Stockholder.

(d)          If the Stockholder is permitted to Sell any shares of Company Common Stock hereunder, then, upon the request of the Stockholder in the event the Stockholder desires to Sell any or all of the shares of Company Common Stock then Beneficially Owned by it, including to a third-party purchaser, the Company shall reasonably cooperate with the Stockholder in taking any action reasonably necessary to transfer such shares pursuant to any such Sale, including by instructing the transfer agent to transfer any such Company Common Stock subject to the Sale without restrictive legends and taking other similar or administrative actions which are necessary to transfer such shares pursuant to any such Sale.

5.2            Drag-Along Right.

(a)            Prior to an IPO, if any Person or group (within the meaning of Section 13(d) of the Exchange Act) of Persons who is not an Affiliate of AIG (such Person or group, a “Drag- Along Acquirer”) offers to acquire an amount of shares of Company Common Stock (whether in connection with a merger or consolidation of the Company, an offer to purchase shares directed to all stockholders, or otherwise) in a transaction that would constitute a Change of Control of the Company (a “Drag-Along Sale”), then (i) AIG may deliver to the Stockholder a written notice with respect to such Drag-Along Sale (a “Drag-Along Notice”) and (ii) the Stockholder shall thereafter be required to participate in such transaction on the same terms and conditions as AIG in accordance with the provisions of this Section 5.2.

(b)            The Drag-Along Notice will include the material terms and conditions of the Drag-Along Sale, including (i) the identity of the Drag-Along Acquirer, (ii) the aggregate transaction value, the per share price and the form of consideration (or the right to elect the form of consideration) to be received by AIG and the Stockholder and any other material terms and conditions of the proposed Drag-Along Sale (which per share price and form of consideration (or the right to elect the form of consideration) and other material terms and conditions shall be the same for AIG and the Stockholder and, if such consideration consists in part or in whole of properties, assets or rights other than cash, AIG will provide such information relating to such non-cash consideration as is available to AIG (provided that information available to AIG upon request shall be deemed to be available) and the Stockholder may reasonably request in order to evaluate such non-cash consideration), (iii) the date of anticipated closing of the proposed Drag- Along Sale (which shall not be less than ten (10) Business Days after the date the Drag-Along Notice is delivered), (iv) the action or actions required of the Stockholder in order to complete or facilitate such proposed Drag Along Sale, (v) a percentage, expressed as a fraction, the numerator of which is the number of shares of Company Common Stock which AIG intends to Sell in such Drag-Along Sale and the denominator of which is the total number of outstanding shares of Company Common Stock then Beneficially Owned by AIG and (vi) copies of the definitive transaction documents relating to the Drag-Along Sale.

(c)             In connection with a Drag-Along Sale, the Stockholder shall be obligated to (i) vote all of such Stockholder’s shares in favor of the Drag-Along Sale, to the extent the consummation of such sale requires stockholder approval, and shall take any other action reasonably required to waive any dissenters’ rights or rights of appraisal under applicable law (including Section 262 of the Delaware General Corporation Law), (ii) transfer, at the same time and place and on the same terms and conditions as AIG (including with the same right to elect the form of consideration as is offered to AIG), a number of shares of Company Common Stock equal to (A) the number of shares of Company Common Stock which the Stockholder then Beneficially Owns multiplied by (B) a fraction, the numerator of which is the number of shares of Company Common Stock which AIG intends to Sell in such Drag-Along Sale and the denominator of which is the total number of outstanding shares of Company Common Stock then Beneficially Owned by AIG, and (iii) execute and deliver all documents reasonably necessary to effectuate such transaction; provided that, notwithstanding the foregoing or anything to the contrary set forth in this Section 5.2, (1) the Stockholder shall not be subject to any non-compete covenant, non-solicitation covenant or other similar provision that would bind or purport to restrict the Stockholder or any of its Affiliates, including any restriction or limitation on the ability of the Stockholder or any of its Affiliates to invest in any other Person (it being understood that the Stockholder may be subject to confidentiality restrictions (and with the benefit of any exceptions) on the same terms as AIG), (2) the Stockholder shall not be required to make representations and warranties or covenants or provide indemnities as to any other Person participating in such Drag-Along Sale and the Stockholder shall not be required to make any representations or warranties (but, subject to clause (4) of this proviso, may be required to provide several but not joint indemnities with respect to breaches of representations and warranties made by the Company) about the Company Business (it being understood that the Stockholder may be required to make customary representations and warranties as to its ownership of shares of Company Common Stock, authority, power and legal right to enter into and consummate a purchase or merger agreement and as to whether it has engaged a broker in connection with any such transaction); (3) the Stockholder shall not be liable for the breach of any covenant by any other holder of Company Common Stock or the Company (but shall bear liability severally for breach of any representation, warranty or covenant made specifically by it or relating to its specific ownership of shares of Company Common Stock); and (4) liability relating to representations, warranties and covenants (and related indemnities) and other indemnification obligations regarding the Company Business assumed in connection with the Drag-Along Sale shall be shared by AIG and the Stockholder severally and not jointly pro rata in proportion to the number of shares of Company Common Stock actually transferred by AIG and the Stockholder in such Drag-Along Sale and, in any event, in the case of the Stockholder, shall not exceed the proceeds actually received by the Stockholder in such Drag-Along Sale.

(d)            If AIG is offered the opportunity in a Drag-Along Sale to receive all or a portion of its consideration in the form of securities of the Drag-Along Acquirer or an Affiliate thereof, or otherwise to rollover or contribute its shares of Company Common Stock immediately prior to the consummation of such Drag-Along Sale into securities of the Drag-Along Acquirer or any Affiliate thereof, then AIG shall make provision so that the Stockholder shall be offered the same opportunity in such Drag-Along Sale (irrespective of any rollover election, if applicable, made by AIG with respect to such transaction).

(e)             At the closing of any Drag-Along Sale, the Stockholder shall deliver, against receipt of the consideration specified in the Drag-Along Notice, any certificates representing the shares of Company Common Stock which such Stockholder Beneficially Owns, with all endorsements necessary for transfer; provided that the Company will return, or cause the return of, such certificates promptly upon the termination of such proposed Drag-Along Sale or the determination that such proposed Drag-Along Sale will not be consummated.

(f)             The provisions of this Section 5.2 shall terminate upon the closing of an IPO.

5.3            Tag-Along Right.

(a)            Prior to an IPO, in the event the Drag-Along Right is not exercised but AIG elects to Sell in a transaction with any Person or group (within the meaning of Section 13(d) of the Exchange Act) of Persons (such Person or group, a “Tag-Along Acquirer”) any of the shares of Company Common Stock then Beneficially Owned by AIG (a “Tag-Along Sale”), then (i) AIG shall deliver to the Stockholder a written notice with respect to such Tag-Along Sale (a “Tag- Along Notice”) and (ii) the Stockholder shall have the right to participate as a seller in the Tag- Along Sale on the same terms and conditions as AIG in accordance with the provisions of this Section 5.3.

(b)            The Tag-Along Notice will include the material terms and conditions of the Tag- Along Sale, including (i) the identity of the Tag-Along Acquirer, (ii) the aggregate transaction value, the per share price and the form of consideration (or the right to elect the form of consideration) to be received by AIG and the Stockholder and any other material terms and conditions of the proposed Tag-Along Sale (which per share price and form of consideration (or the right to elect the form of consideration) and other material terms and conditions shall be the same for AIG and the Stockholder and, if such consideration consists in part or in whole of properties, assets or rights other than cash, AIG will provide such information relating to such non-cash consideration as is available to AIG (provided that information available to AIG upon request shall be deemed to be available) and the Stockholder may reasonably request in order to evaluate such non-cash consideration), (iii) the date of anticipated closing of the proposed Tag- Along Sale (which shall not be less than ten (10) Business Days after the date the Tag-Along Notice is delivered), (iv) a percentage, expressed as a fraction, the numerator of which is the number of shares of Company Common Stock which AIG intends to Sell in such Tag-Along Sale and the denominator of which is the total number of outstanding shares of Company Common Stock then Beneficially Owned by AIG and (v) copies of the definitive transaction documents relating to the Tag-Along Sale.

(c)             The Stockholder shall have the right, exercisable by delivery of a notice to AIG at any time within ten (10) Business Days after receipt of the Tag-Along Notice (the “Tag-Along Exercise Notice”), to elect to Sell in connection with the Tag-Along Sale, and on the terms and conditions set forth in the Tag-Along Notice, up to a number of shares of Company Common Stock equal to (i) the number of shares of Company Common Stock which the Stockholder then Beneficially Owns multiplied by (ii) a fraction, the numerator of which is the number of shares of Company Common Stock which AIG intends to Sell in such Tag-Along Sale and the denominator of which is the total number of outstanding shares of Company Common Stock then Beneficially Owned by AIG; provided that, if AIG sells Company Common Stock in such Tag- Along Sale such that AIG ceases to own, directly or indirectly, at least 25% of the issued and outstanding Company Common Stock, then the Stockholder may Sell up to 100% of shares of Company Common Stock then Beneficially Owned by the Stockholder in any such Tag-Along Sale (and AIG may not Sell any shares of Company Common Stock in such Tag-Along Sale unless the Tag-Along Acquirer acquires such amount of shares of Company Common Stock elected by the Stockholder pursuant to this proviso). Subject to the proviso of the immediately preceding sentence, if the Tag-Along Acquirer is unwilling to purchase all of the shares of Company Common Stock proposed to be transferred by AIG and the Stockholder (determined in accordance with the first sentence of this Section 5.3(c)), then AIG and the Stockholder shall reduce, pro rata in proportion to the number of shares of Company Common Stock proposed to be transferred by AIG and the Stockholder in such Tag-Along Sale, the amount of shares of Company Common Stock that each otherwise would have sold so as to permit AIG and the Stockholder to sell the amount of shares of Company Common Stock that the Tag-Along Acquirer is willing to purchase.

(d)            AIG and the Stockholder shall, to the extent that the Stockholder has elected to participate in such Tag-Along Sale pursuant to this Section 5.3, transfer to the Tag-Along Acquirer, at the same time and place and on the same terms and conditions, the shares of Company Common Stock proposed to be transferred by them in accordance with this Section 5.3; provided that, notwithstanding the foregoing or anything to the contrary set forth in this Section 5.3, (i) the Stockholder shall not be subject to any non-compete covenant, non-solicitation covenant or other similar provision that would bind or purport to restrict the Stockholder or any of its Affiliates, including any restriction or limitation on the ability of the Stockholder or any of its Affiliates to invest in any other Person (it being understood that the Stockholder may be subject to confidentiality restrictions (and with the benefit of any exceptions) on the same terms as AIG), (ii) the Stockholder shall not be required to make representations and warranties or covenants or provide indemnities as to any other Person participating in such Tag-Along Sale and the Stockholder shall not be required to make any representations or warranties (but, subject to clause (iv) of this proviso, shall be required to provide several but not joint indemnities with respect to breaches of representations and warranties made by the Company) about the Company Business (it being understood that the Stockholder may be required to make customary representations and warranties as to its ownership of shares of Company Common Stock, authority, power and legal right to enter into and consummate a purchase or merger agreement and as to whether it has engaged a broker in connection with any such transaction); (iii) the Stockholder shall not be liable for the breach of any covenant by any other holder of Company Common Stock or the Company (but shall bear liability severally for breach of any representation, warranty or covenant made specifically by it or relating to its specific ownership of shares of Company Common Stock); and (iv) liability relating to representations, warranties and covenants (and related indemnities) and other indemnification obligations regarding the Company Business assumed in connection with the Tag-Along Sale shall be shared by AIG and the Stockholder severally and not jointly pro rata in proportion to the number of shares of Company Common Stock actually transferred by AIG and the Stockholder in such Tag-Along Sale, and, in any event, in the case of the Stockholder, shall not exceed the proceeds actually received by the Stockholder in such Tag-Along Sale.

(e)             If AIG is offered the opportunity in a Tag-Along Sale to receive all or a portion of its consideration in the form of securities of the Tag-Along Acquirer or an Affiliate thereof, or otherwise to rollover or contribute its shares of Company Common Stock immediately prior to the consummation of such Tag-Along Sale into securities of the Tag-Along Acquirer or any Affiliate thereof, then AIG shall make provision so that the Stockholder shall be offered the same opportunity in such Tag-Along Sale (irrespective of any rollover election, if applicable, made by AIG with respect to such transaction).

(f)             If, at the end of the 180th day after the date of the effectiveness of the Tag-Along Exercise Notice, the Tag-Along Sale has not been completed, then the Stockholder shall be released from the Stockholder’s obligations under the Tag-Along Exercise Notice, the Tag- Along Exercise Notice shall be null and void, and it shall be necessary for a separate Tag-Along Notice to be furnished to the Stockholder, and the terms and provisions of this Section 5.3 separately complied with, in order to consummate a transaction that would constitute a Tag- Along Sale pursuant to this Section 5.3.

(g)             The provisions of this Section 5.3 shall terminate upon the closing of an IPO.

ARTICLE VI
ADDITIONAL COVENANTS

6.1            Exchange Right.

(a)            The Company shall, and AIG shall cause the Company to, complete an IPO prior to the 24-month anniversary of the Closing. Notwithstanding anything to the contrary under Article V, if the Company has not completed an IPO on or prior to the 24-month anniversary of the Closing, then, from and after such date until the occurrence of an IPO, the Stockholder shall have the right (and shall be entitled to obtain specific performance) to require AIG and the Company to effect an IPO, including through requiring the Company to file a registration statement on Form S-1 or other appropriate form, complete an audit of the Company’s consolidated financial statements and take such other actions as are reasonably necessary to complete an IPO.

(b)            If an IPO is not completed prior to the 36-month anniversary of the Closing, then, from and after such date until the occurrence of an IPO, the Stockholder shall have the right, but not the obligation, to elect at any time and from time to time to (i) require AIG to exchange (the “Exchange Right”) all or a portion of the Purchased Shares (such shares, the “Exchange Shares”) for a number of validly issued, fully paid and non-assessable shares of AIG Common Stock (which shares shall be unregistered shares under the Securities Act) equal to the Exchange Consideration; provided that (A) in no event shall AIG be required to issue more than 250,000,000 shares of AIG Common Stock in the aggregate pursuant to the foregoing Exchange Right and (B) if, at any time following the date hereof, AIG or its Subsidiaries have a line of business that would, after giving effect to the Exchange Right (whether or not such Exchange Right is actually exercised by the Stockholder), subject the Stockholder or its Affiliates to obligations under the Bank Holding Company Act or any other Applicable Law that governs banking or similar entities, then (1) the number of shares of AIG Common Stock issued to the Stockholder pursuant to any subsequent exercise of the Exchange Right, together with any shares of AIG Common Stock then Beneficially Owned by the Stockholder, shall not exceed 4.99% of the then outstanding shares of AIG Common Stock, (2) each share of AIG Common Stock that would (but for the foregoing clause (1)) otherwise be issued to the Stockholder pursuant to the foregoing Exchange Right shall be a share of non-voting common stock or non-voting preferred stock of AIG that otherwise has the same rights, powers, preferences and designations as the AIG Common Stock, and (3) AIG shall make provision to convert such number of shares of AIG Common Stock then Beneficially Owned by the Stockholder pursuant to any prior exercise of the Exchange Right in excess of 4.99% of the then outstanding shares of AIG Common Stock to an equivalent number of shares of non-voting common stock or non-voting preferred stock of AIG that otherwise have the same rights, powers, preferences and designations as the AIG Common Stock, except that in the case of each of the foregoing clauses (2) and (3), each such share of non-voting common stock or non-voting preferred stock shall convert into a share of common stock, par value $2.50 per share, of AIG upon the transfer of such share of non-voting common stock or non-voting preferred stock by the Stockholder to a third party to the extent that such conversion upon a third-party transfer may be permitted without causing such share to be considered a “voting security” for purposes of the Bank Holding Company Act or any other Applicable Law that governs banking or similar entities, and (ii) Sell such shares of AIG Common Stock or any Purchased Shares it holds, each without any transfer restrictions (other than restrictions in respect of unregistered securities under applicable securities laws (it being understood that the Stockholder shall have the rights set forth in Article IV with respect to any resale of such unregistered securities, mutatis mutandis)). Prior to any permitted exercise by the Stockholder of such Exchange Right, at the Stockholder’s request, AIG shall use reasonable best efforts to take such actions as are necessary to render inapplicable to the Exchange Right any limitations set forth in Article XIII (or any successor provisions thereof) of AIG’s certificate of incorporation (as amended, restated, supplemented or otherwise modified from time to time) and/or AIG’s Tax Asset Protection Plan (as amended, restated, supplemented or otherwise modified from time to time and any successor thereto); provided that AIG shall not be required to take any such action to the extent that AIG determines, after consultation with the Stockholder and acting in good faith, that it is reasonably likely to jeopardize, endanger or defer in any material respect the availability to AIG’s consolidated federal income tax return group of a material amount of net operating losses (or any other tax attributes that would be limited pursuant to Sections 382 or 383 of the Code), and to the extent that AIG does not take any such action, then AIG shall cooperate with the Stockholder to facilitate the Stockholder’s exercise of the Exchange Right and sale of AIG Common Stock of (which facilitation may include facilitating sequential exchanges by the Stockholder such that following such sequential exchanges, the Stockholder may exchange and sell all of the Exchange Shares), in each case, in a manner that would not jeopardize, endanger or defer in any material respect the availability to AIG’s consolidated federal income tax return group of such net operating losses or tax attributes.

(c)             If, prior to the completion of the IPO, there is a Change of Control of AIG, then AIG shall make provision such that the ultimate acquirer in such Change of Control transaction (the “Acquirer”) shall assume the Exchange Right obligations of AIG hereunder; provided that the Acquirer shall have the right to (and, if an IPO has not been completed prior to the 36-month anniversary of the Closing and the Acquirer does not have freely tradable marketable securities at the time the Exchange Right is exercised, shall be required to) pay cash in lieu of issuing equity at a price equal to the Exchange Value. For purposes of this Section 6.1, “freely tradable marketable securities” means equity securities that are freely traded on the New York Stock Exchange, the Nasdaq Stock Market or another comparable national stock exchange in the United States without any restriction, whether restrictions arising from or pursuant to Contract or Applicable Law and including any restrictions or limitations as to time or volume thereunder.

(d)            Notwithstanding anything to the contrary herein, (i) under no circumstances will the Stockholder be entitled to both (A) require that AIG and/or the Company complete an IPO and (B) exercise the Exchange Right and (ii) the rights of the Stockholder under this Section 6.1 shall terminate automatically upon an IPO.

(e)             From and after exercise of the Exchange Right, the Stockholder shall have the registration rights set forth in Article IV, with respect to the shares of AIG Common Stock that are received pursuant to the Stockholder’s exercise of the Exchange Right, mutatis mutandis.

6.2            Spin-Offs or Split-Offs.  In the event that the Separation or the IPO results in the creation of a newly formed holding company which will be the direct or indirect parent of the Company and will own, directly or indirectly, all of the Company Business effective as of the Separation or the IPO (such company, “NewCo”), including by way of spin-off, split-off, carve-out, demerger, recapitalization, reorganization or similar transaction, then, in connection with the Separation or the IPO, AIG and the Company shall cause NewCo to enter into a Stockholders and Registration Rights Agreement with the Stockholder that provides the Stockholder with rights vis-à-vis such NewCo that are substantially identical to those set forth in this Agreement, such that NewCo shall be bound by, and subject to, all of the obligations of the Company as if NewCo were the Company hereunder, mutatis mutandis, and such Stockholders and Registration Rights Agreement shall be binding on and enforceable against NewCo, and AIG, NewCo and the Stockholder shall enter into such agreement, and such agreement shall supersede and replace, in all respects, this Agreement.

6.3            Standstill.   Without the prior written approval of the Board, during the Restriction Period, the Stockholder shall not, and shall cause each of its Affiliates not to, directly or indirectly, in any manner, alone or in concert with other Persons, (i) acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or group (within the meaning of Section 13(d) of the Exchange Act), through swap or hedging transactions or otherwise, any securities of the Company or any rights decoupled from the underlying securities, in either case, that would result in the Stockholder (together with its Affiliates), having Beneficial Ownership in more than 9.9% in the aggregate of the shares of the Company Common Stock outstanding at such time, (ii) (A) make, engage in, or in any way knowingly participate in, directly or indirectly, any “solicitation” of proxies (as such terms are used in the proxy rules of the SEC but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv)) or become a “participant” in any contested “solicitation” (as such terms are defined or used under the Exchange Act) for the election of directors with respect to the Company, in each case, other than a “solicitation” or acting as a “participant” in support of all of the nominees of the Board at any stockholder meeting or (B) make or be the proponent of any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise), (iii) enter, agree to enter, publicly propose or publicly offer to enter into any merger, business combination, recapitalization, restructuring, change in control transaction or other similar extraordinary transaction involving the Company (unless such transaction is affirmatively recommended by the Board) or (iv) enter into any agreements with any third party with respect to taking any of the actions set forth in the foregoing clauses (i), (ii) and (iii); provided that, notwithstanding the foregoing, nothing in this Section 6.3 shall restrict or prohibit (A) the Stockholder Designee from taking any action, or refraining from taking any action, which he or she determines is necessary or appropriate in light of his or her fiduciary duties as a Director, (B) the ability of the Stockholder to Sell shares of Company Common Stock to the extent permitted pursuant to Sections 5.2 or 5.3 or acquire shares of Company Common Stock pursuant to Section 6.4 (or any New Securities issued pursuant to Section 6.4), in each case, subject to and in accordance with the terms of this Agreement, and (C) compliance by the Stockholder with, or the exercise by the Stockholder of any of its rights under, this Agreement. For the avoidance of doubt, the parties hereto acknowledge and agree that the Stockholder and the Stockholder Representatives engaging in discussions with, and responding to inquiries from, current and former directors and executive officers, investment bankers and other industry participants regarding the Stockholder’s investment in the Company, the nature of the Company Business and partnership, transaction or other opportunities involving the Company or the Stockholder shall not be subject to or constitute a violation of this Section 6.3 so long as they are without the purpose or intent of taking any action set forth in the foregoing clauses (i), (ii) and (iii).

6.4            Preemptive Rights.

(a)            Until the earlier of (i) the closing of the IPO and (ii) the Fall-Away Event, if the Company proposes to issue or sell any capital stock of, other equity or voting interests in, or equity-linked securities of, the Company, including shares of Company Common Stock and any securities that are convertible or exchangeable into (or exercisable for) shares of Company Common Stock or any other class or series of capital stock of, other equity or voting interests in, or equity-linked securities of, the Company, including warrants, options or other rights in respect thereof (such securities, “New Securities”) to any Person or group (within the meaning of Section 13(d) of the Exchange Act) of Persons (each, a “Prospective Subscriber”), then the Stockholder shall be afforded the opportunity to acquire from the Company up to its Preemptive Right Portion (as defined below) of the New Securities for the same price and on the same terms as that offered to each Prospective Subscriber in accordance with the following provisions of this Section 6.4. The amount of New Securities that the Stockholder shall be entitled to purchase in the aggregate shall be determined by multiplying (A) the total number of such offered shares of New Securities by (B) a fraction, the numerator of which is the number of shares of Company Common Stock then Beneficially Owned by the Stockholder and the denominator of which is the total number of outstanding shares of Company Common Stock (the “Preemptive Rights Portion”).

(b)            The Company shall give a written notice (the “Preemptive Rights Notice”) to the Stockholder at least ten (10) Business Days prior to the issuance and sale of the New Securities. The Preemptive Rights Notice will include the material terms and conditions of such issuance or sale, including (i) the number of such New Securities to be offered, (ii) the price per security of the New Securities and the other material terms, if any, upon which it proposes to offer such New Securities, (iii) the identity of each Prospective Subscriber and (iv) the proposed date of the issuance or sale of the New Securities.

(c)             By notification to the Company within ten (10) Business Days after the Preemptive Rights Notice is given (the “Preemptive Rights Election Period”), the Stockholder may elect in writing (the “Preemptive Rights Exercise Notice”) to purchase or otherwise acquire, at the same time and place and on the same terms and conditions as each Prospective Subscriber, up to the Preemptive Rights Portion of the New Securities.  If, at the termination of the Preemptive Rights Election Period, the Stockholder has not exercised its rights under this Section 6.4 to purchase New Securities, the Stockholder shall be deemed to have waived any and all of its rights under this Section 6.4 solely with respect to such issuance and sale of New Securities and the Company may offer and sell such New Securities to any Person or Persons.

(d)            The Stockholder shall purchase the New Securities that it has elected to purchase under this Section 6.4 concurrently with the related issuance and sale of such New Securities by the Company (subject to the receipt of any required approvals) to the Prospective Subscribers. If the proposed issuance and sale by the Company of securities which gave rise to the exercise by the Stockholder of its preemptive rights pursuant to this Section 6.4 shall be terminated or abandoned by the Company without the issuance and sale of any New Securities, then the purchase rights of the Stockholder pursuant to this Section 6.4 shall also terminate as to such proposed issuance and sale by the Company (but not any subsequent or future issuance and sale), and any funds in respect thereof paid to the Company or any other Person by the Stockholder in respect thereof shall be promptly refunded in full.

(e)             If, at the end of the 120th day after the date of the effectiveness of the Preemptive Rights Exercise Notice, the Company has not completed the applicable issuance and sale of New Securities, then the Stockholder shall be released from the Stockholder’s obligations under the written commitment, the Preemptive Rights Exercise Notice shall terminate, and it shall be necessary for a separate Preemptive Rights Notice to be furnished to the Stockholder, and the terms and provisions of this Section 6.4 separately complied with, in order to consummate such issuance and sale pursuant to this Section 6.4.

(f)             The provisions of this Section 6.4 shall not apply to issuances of New Securities by the Company: (i) to the Company or any of its wholly owned Subsidiaries; (ii) upon the exercise or conversion of any exchangeable, exercisable or convertible securities of the Company or the Company Subsidiaries, in each case, issued after the date hereof in a transaction for which the Stockholder had the opportunity to exercise its preemptive rights pursuant to this Section 6.4; (iii) to officers, employees, directors, independent contractors or consultants of the Company or its Subsidiaries in connection with such Person’s employment, independent contractor or consulting agreements or arrangements with the Company or the Company Subsidiaries; (iv) (A) as consideration payable to sellers in any business combination or acquisition transaction involving the acquisition of all or a part of a third party or a business of such third party by the Company or the Company Subsidiaries, (B) in connection with any joint venture or strategic partnership that is entered into for bona fide commercial or strategic purposes and not for purposes of raising capital (as determined by the Board or the appropriate committee of the Board in good faith), or (C) to third-party financial institutions, commercial lenders or any similar third parties in connection with the incurrence or guarantee of indebtedness by the Company or the Company Subsidiaries in a bona fide debt financing transaction (as determined by the Board or the appropriate committee of the Board in good faith); (v) in connection with any stock split, stock dividend paid on a proportionate basis to all holders of Company Common Stock; or (vi) in, or after the closing of, an IPO.

(g)             The election by the Stockholder to not exercise its preemptive rights under this Section 6.4 in any one issuance and sale shall not affect its rights as to any subsequent proposed issuance and sale of New Securities.  The Company and the Stockholder shall cooperate in good faith to facilitate the exercise of the Stockholder’s rights pursuant to this Section 6.4.

6.5            Dividend Policy.  Subject to Applicable Law and notwithstanding anything to the contrary in Section 2.5(b), (i) after the Closing and prior to the completion of the IPO, the Company shall pay regular quarterly dividends to all holders of Company Common Stock consistent with historical practices of the Company with respect to ordinary course dividends (other than with respect to the non-pro rata dividends permitted pursuant to this Agreement or the Separation Principles), and (ii) after the completion of the IPO, the Board shall determine the Company’s dividend policy.

6.6            Certain Actions.  The Stockholder acknowledges and agrees that the Board will take actions with respect to those matters for which the Board is required to take action pursuant to the Master SMA Agreements in the manner specified therein.

6.7            Certain Transactions.  The Stockholder acknowledges and agrees that until the date on which the Company ceases to be a member of AIG’s consolidated federal income tax return group, the Company and the Company Subsidiaries shall be permitted to consummate transactions that accelerate taxable income up to an amount that does not materially exceed the amount of taxable income needed for AIG to utilize existing foreign tax credits.

6.8            Logo. Subject to the terms and conditions of this Agreement, until a Fall-Away Event, AIG hereby grants Blackstone a non-exclusive, limited, non-sublicensable, non-transferable, and royalty-free license to use the name (including trade name) and logo of AIG in reports to investors and marketing materials to potential investors that discuss the Stockholder’s investment in the Company; provided, that (a) Blackstone will use such name and logo only in such form and appearance as used by AIG from time to time, (b) AIG shall be entitled to require removal and/or cessation of any use of its name or logo if, in its reasonable discretion, the use thereof by Blackstone dilutes the name or logo or misappropriates the associated goodwill and such problem is not cured within five (5) Business Days’ notice thereof, and (c) such name and logo shall not be used in connection with any goods, services, materials or messages, or in any form or manner, that is illegal, slanderous, libelous, defamatory or disparaging. For clarity, Blackstone may refer to the AIG name at all times (i) as required by Applicable Law and (ii) in a neutral, non-trademark, “fair use” manner to describe accurately the transactions contemplated by this Agreement.

ARTICLE VII
GENERAL PROVISIONS

7.1            Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Company, to:

SAFG Retirement Services, Inc.
21650 Oxnard Street
Suite 750
Woodland Hills, CA 91367
Attention: General Counsel
Email:      chris.nixon@aig.com

with a copy (not constituting notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Edward D. Herlihy
                 David K. Lam
                 Mark A. Stagliano

Email:      edherlihy@wlrk.com
                 dklam@wlrk.com
                 mastagliano@wlrk.com

if to AIG, to:

American International Group, Inc.
1271 Avenue of the Americas
41st Floor
New York, New York  10020
Attention: General Counsel

Email:      lucy.fato@aig.com

with a copy (not constituting notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Edward D. Herlihy
                 David K. Lam
                 Mark A. Stagliano

Email:      edherlihy@wlrk.com
                 dklam@wlrk.com
                 mastagliano@wlrk.com

if to the Stockholder, to:

Argon Holdco LLC
c/o Blackstone Inc.
345 Park Avenue
New York, New York 10154
Attention: John G. Finley

Email:      john.finley@blackstone.com

with a copy (not constituting notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York  10017
Attention: Elizabeth A. Cooper
                 Katherine M. Krause

Email:      ecooper@stblaw.com
                 katherine.krause@stblaw.com

7.2            Amendment; Waiver.

(a)            This Agreement may be amended, restated, supplemented, modified or terminated, in each case, only by a written instrument signed by each of the Company, AIG and the Stockholder.

(b)            A provision of this Agreement may only be waived by a written instrument signed by the party waiving a right hereunder. No delay on the part of a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of a party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

7.3            Assignment.  Except as permitted by Article V, neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by a party without the prior written consent of the other parties, and any such assignment that is not consented to shall be null and void; provided that the Stockholder may, without the prior written consent of either AIG or the Company, assign its rights and interests, and delegate its obligations, under this Agreement to an Affiliate thereof to which the Stockholder assigns the shares of Company Common Stock Beneficially Owned by the Stockholder; provided, however, that no such assignment or delegation shall relieve the Stockholder of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

7.4            Third Parties.  Except as otherwise expressly provided for in this Agreement, this Agreement is not intended to confer upon any Person other than the parties to this Agreement any rights or remedies.

7.5            Governing Law.  This Agreement and any dispute arising hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws, to the extent such principles or rules are not mandatorily applicable by statute and would permit or require the application of the laws of another jurisdiction.

7.6            Arbitration; Jurisdiction; Waiver of Jury Trial.

(a)            Each party hereto hereby agrees that any action, directly or indirectly, arising out of, under or relating to this Agreement, other than such actions in respect of Section 6.1 or 6.3 (which actions shall be exclusively governed by Section 7.6(b)) shall exclusively be resolved by a panel of three arbitrators in a confidential expedited arbitration administered by the American Arbitration Association (“AAA”) under the AAA’s Commercial Arbitration Rules and Mediation Procedures, and judgment on the award rendered by such arbitrators may be entered in any court having jurisdiction thereof.  Unless the parties to such action otherwise agree to conduct any arbitration proceeding pursuant to this Section 7.6(a) elsewhere, such proceeding shall be seated and any decision shall be rendered in New York, New York. The arbitration hearings shall take place in New York, New York at a venue to be selected by mutual agreement of the parties to such action. The award rendered by the arbitrators shall be reasoned, final and binding on the parties to the action; provided that (i) by agreeing to arbitration, the parties do not intend to deprive any court with jurisdiction of its ability to issue an injunction, order of specific enforcement, attachment or other form of provisional remedy or non-monetary relief and a request for such remedies by a party to a court shall not be deemed a waiver of this agreement to arbitrate, and (ii) in addition to the authority conferred upon the tribunal by the rules specified above, the tribunal shall also have the authority to grant provisional remedies, including injunctive relief. Any settlement discussions or arbitration proceedings to settle the action occurring under this Agreement shall be conducted in strict confidence. Except as necessary to enforce an award or as required by Applicable Law, no information or documents produced, generated or exchanged in connection with settlement discussions or arbitration proceedings (including any award(s) that might be rendered by the tribunal) shall be disclosed to any Person without the prior written consent of all parties to the settlement or arbitration proceedings. This restriction shall not apply to public records or other documents obtained by the parties in the normal course of business independent of any settlement discussions or arbitration proceedings.

(b)            Each party hereto hereby agrees that any action directly or indirectly, arising out of, under or relating to Section 6.1 or 6.3 or for an injunction, order of specific enforcement, attachment or other form of provisional remedy or non-monetary relief shall be brought in and shall exclusively be heard and determined by the Court of Chancery of the State of Delaware and, solely in connection with any such action contemplated by this Section 7.6(b), (i) irrevocably and unconditionally consents and submits to the foregoing and (ii) solely with respect to the actions contemplated by this Section 7.6(b), (A) irrevocably and unconditionally waives any objection to the laying of venue in respect of the Court of Chancery of the State of Delaware courts, (B) irrevocably and unconditionally waives and agrees not to plead or claim that the Court of Chancery of the State of Delaware is an inconvenient forum or does not have personal jurisdiction over any party hereto, and (C) agrees that mailing of process or other papers in connection with any such action in the manner provided herein or in such other manner as may be permitted by Applicable Law shall be valid and sufficient service thereof.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO OTHER PARTY OR REPRESENTATIVE, AGENT OR ATTORNEY THEREOF HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.6(B).

7.7            Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, without the necessity of posting bond or other undertaking, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any action is brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives any defense or counterclaim, that there is an adequate remedy at law. The parties further agree that nothing contained in this Section 7.7 shall require a party to institute any action for (or limit such party’s right to institute any action for) specific performance under this Section 7.7 before exercising any other right under this Agreement.

7.8            Entire Agreement. This Agreement constitutes the entire agreement, and supersede all prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter of this Agreement.

7.9            Severability.  Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Applicable Law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

7.10         Table of Contents, Headings and Captions.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

7.11         Grant of Consent. Any vote, consent or approval of, or designation by, or other action of, the Company, AIG or the Stockholder hereunder shall be effective if notice of such vote, consent, approval, designation or action is provided in accordance with Section 7.1 hereof.

7.12         Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. Each party may deliver its signed counterpart of this Agreement to the other party by means of electronic mail or any other electronic medium utilizing image scan technology, and such delivery will have the same legal effect as hand delivery of an originally executed counterpart.

7.13         No Recourse.  Notwithstanding anything to the contrary contained herein or otherwise, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against, the Persons that are expressly identified as parties to this Agreement (in the preamble and signature pages hereto) in their capacities as parties to this Agreement and no former, current or future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers or general or limited partners of any of the Persons that are not expressly identified herein as parties to this Agreement or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate or agent of any of the foregoing, or any other non-party, shall have any liability for any obligations or liabilities of the parties or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations, warranties or statements made or alleged to be made in connection herewith. Without limiting the rights of either party against the other party, in no event shall either party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages for breach of this Agreement from, any non-party, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or Applicable Law, or otherwise. The non-parties shall be express third-party beneficiaries with respect to this Section 7.13, entitled to enforce this Section 7.13 as though each such non-party were a party to this Agreement.

7.14         Certain Adjustments.  In the event of any stock split, stock dividend, reverse stock split, any stock combination or similar event, any references to a number of shares of Company Common Stock shall be appropriately adjusted to give effect to such stock split, stock dividend, reverse stock split, any stock combination or similar event.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.

SAFG RETIREMENT SERVICES, INC.

By:	/s/ Kevin T. Hogan
	Name:	Kevin T. Hogan
	Title:	Chief Executive Officer and President

[Signature Page to Stockholders Agreement]

AMERICAN INTERNATIONAL GROUP, INC.

By:	/s/ Mark Lyons
	Name:	Mark Lyons
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Stockholders Agreement]

ARGON HOLDCO LLC

By: Blackstone Holdings II L.P., its sole member

By: Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ Michael Chae
Name:	Michael Chae
Title:	Chief Financial Officer

[Signature Page to Stockholders Agreement]